UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2018

NINE ENERGY SERVICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38347	80-0759121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Kirby Drive, Suite 200

Houston, Texas 77019

(Address of Principal Executive Offices)

(281) 730-5100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 28, 2018, the Board of Directors (the “Board”) of Nine Energy Service, Inc. (the “Company”), upon the recommendation of its Nominating, Governance and Compensation Committee, adopted and approved an amended and restated employment agreement with Ann G. Fox, the President and Chief Executive Officer of the Company (the “A&R Employment Agreement”). The A&R Employment Agreement amends and restates Ms. Fox’s prior employment agreement, dated July 6, 2015. The A&R Employment Agreement provides for a three-year initial term with automatic renewals for additional one-year periods unless either party gives written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

The A&R Employment Agreement provides for an annualized base salary of $500,000 for the remainder of the 2018 calendar year with an automatic increase to not less than $523,532, effective January 1, 2019. The A&R Employment Agreement also provides for a discretionary annual bonus under the Company’s annual cash incentive bonus program based on the achievement of certain performance targets established by the Board with a target bonus opportunity equal to 100% of Ms. Fox’s base salary and a maximum bonus opportunity of 200% of Ms. Fox’s base salary. In addition, pursuant to the A&R Employment Agreement, Ms. Fox is eligible to receive annual equity compensation awards pursuant to the Company’s 2011 Stock Incentive Plan (the “Stock Incentive Plan”) on such terms and conditions as determined by the Board or a committee thereof.

The A&R Employment Agreement provides that if Ms. Fox’s employment is terminated (i) by the Company without “cause” (as defined in the A&R Employment Agreement), including upon the expiration of the then-existing initial term or renewal term, as applicable, as a result of the Company’s non-renewal of the term of the A&R Employment Agreement, or (ii) by Ms. Fox for “good reason” (as defined in the A&R Employment Agreement) (each, a “Qualifying Termination”), then, provided that Ms. Fox timely executes and does not revoke a release in a form acceptable to the Company and abides by the restrictive covenants included in the A&R Employment Agreement, Ms. Fox will be eligible to receive:

•

a severance payment in an aggregate amount equal to Ms. Fox’s severance multiple of two multiplied by the sum of: (x) Ms. Fox’s then-current annualized base salary and (y) Ms. Fox’s then-current target annual bonus, payable in 12 substantially equal installments;

•	a prorated annual bonus for the year in which such Qualifying Termination occurs, subject to achievement of the applicable performance criteria;

•	if Ms. Fox elects COBRA continuation coverage, monthly reimbursement for the amount paid by Ms. Fox to continue such coverage for up to 18 months following the date of such Qualifying Termination; and

•

accelerated vesting of all outstanding time-based equity awards held by Ms. Fox on the date of such Qualifying Termination (equity awards subject to performance requirements will remain subject to the terms and conditions set forth in the applicable award agreement).

In the event Ms. Fox experiences a Qualifying Termination within the 24-month period immediately following a “corporate change” (as defined in the Stock Incentive Plan), then Ms. Fox will be eligible to receive the payments and benefits described above, except that: (i) Ms. Fox’s severance multiple will be increased from two to three; and (ii) all outstanding equity awards held by Ms. Fox on the date of such Qualifying Termination will become immediately fully vested (determined based on target performance for awards then subject to performance requirements).

The A&R Employment Agreement contains certain restrictive covenants, including non-solicitation and non-competition provisions, which are generally intended to apply during the term of Ms. Fox’s employment and for the one-year period following the termination of her employment.

The foregoing description of the A&R Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Ann Fox and Nine Energy Service, LLC, dated as of August 28, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2018

NINE ENERGY SERVICE, INC.

By:	/s/ Theodore R. Moore
Theodore R. Moore
Senior Vice President and General Counsel

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